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                                                                    EXHIBIT 12-A

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)

                                                          FOR THE YEARS ENDED DECEMBER 31
                                                ----------------------------------------------------
                                                  1998       1997       1996       1995       1994
                                                  ----       ----       ----       ----       ----
FIXED CHARGES
Interest expense..............................  $6,910.4   $6,268.2   $6,235.7   $5,987.8   $4,226.3
Rents.........................................      26.4       26.2       22.2       19.5       16.9
                                                --------   --------   --------   --------   --------
     Total fixed charges......................   6,936.8    6,294.4    6,257.9    6,007.3    4,243.2
EARNINGS
Income before income taxes....................   1,812.2    1,806.0    2,240.2    2,327.8    2,335.5
Less equity in net income from affiliated
  companies...................................       2.3        1.0       55.3      255.4      232.5
                                                --------   --------   --------   --------   --------
Earnings before fixed charges.................  $8,746.7   $8,099.4   $8,442.8   $8,079.7   $6,346.2
Ratio of earnings to fixed charges............       1.3        1.3        1.3        1.3        1.5
                                                ========   ========   ========   ========   ========

For purposes of the Ford Credit ratio, earnings consist of income before income taxes and fixed charges. Income before income taxes of Ford Credit includes the equity in net income of all unconsolidated affiliates. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).